Preformed Line Products Announces Third Quarter And First Nine Months Of 2018 Results

MAYFIELD VILLAGE, Ohio, Nov. 8, 2018 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its third quarter and first nine months of 2018.

Net income for the quarter ended September 30, 2018 was $9.1 million, or $1.76 per diluted share, compared to $6.3 million, or $1.23 per diluted share, for the comparable period in 2017.

Net sales in the third quarter of 2018 increased 9% to $108.4 million compared to $99.2 million in the third quarter of 2017.

Net income for the nine months ended September 30, 2018 was $21.3 million, or $4.19 per diluted share, compared to $12.0 million, or $2.33 per diluted share, for the comparable period in 2017.

Net sales increased 12% to $315.5 million for the first nine months of 2018 compared to $281.3 million in the first nine months of 2017.

The Company's results for the third quarter benefitted from an adjustment to its 2017 estimated tax expense that it previously recorded associated with the U.S. Tax Cuts and Jobs Act enacted last year. The Company also recorded a one-time tax savings due to a pension contribution made during the third quarter. Both of these events will contribute to a lower effective tax rate going forward, thereby reducing the Company's tax liability for the current year.

Currency translation rates negatively impacted net sales by $4.3 million for the quarter ended September 30, 2018 and $1.2 million for the first nine months of 2018. Currency had a minimal positive impact on net income of $.3 million for each of the periods.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "An all-time record for domestic operation sales in a quarter was further supported by double-digit sales growth in our international operations for the third consecutive quarter. We continue to perform consistently as changing economic conditions, including an uncertain tariff environment, remain challenging. We believe our commitment to continuous product and process improvement is key to our ongoing success."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2017 Annual Report on Form 10-K filed with the SEC on March 9, 2018 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017

Net sales	$ 108,413	$ 99,239	$ 315,467	$ 281,320
Cost of products sold	74,922	65,704	215,255	193,446
GROSS PROFIT	33,491	33,535	100,212	87,874

Costs and expenses
Selling	8,965	8,957	27,297	25,867
General and administrative	11,655	11,042	33,859	32,143
Research and engineering	3,706	3,520	11,013	10,821
Other operating expense - net	1,150	206	2,950	681
	25,476	23,725	75,119	69,512

OPERATING INCOME	8,015	9,810	25,093	18,362

Other income (expense)
Interest income	111	62	340	325
Interest expense	(364)	(255)	(992)	(831)
Other income - net	94	122	267	259
	(159)	(71)	(385)	(247)

INCOME BEFORE INCOME TAXES	7,856	9,739	24,708	18,115

Income taxes	(1,198)	3,461	3,390	6,163

NET INCOME	$ 9,054	$ 6,278	$ 21,318	$ 11,952

BASIC EARNINGS PER SHARE
Net Income	$ 1.80	$ 1.23	$ 4.23	$ 2.34

DILUTED EARNINGS PER SHARE
Net Income	$ 1.76	$ 1.23	$ 4.19	$ 2.33

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,025	5,104	5,038	5,113

Weighted-average number of shares outstanding - diluted	5,138	5,120	5,088	5,129

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Thousands of dollars, except share and per share data)	2018	2017

ASSETS
Cash and cash equivalents	$ 34,032	$ 44,358
Accounts receivable, less allowances of $3,289 ($3,325 in 2017)	87,034	73,972
Inventories - net	82,402	77,886
Prepaids	8,700	8,700
Other current assets	3,742	2,214
TOTAL CURRENT ASSETS	215,910	207,130

Property, plant and equipment - net	104,608	108,598
Other intangibles - net	8,857	10,020
Goodwill	15,882	16,544
Deferred income taxes	7,830	7,774
Other assets	10,882	9,719

TOTAL ASSETS	$ 363,969	$ 359,785

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 29,749	$ 25,141
Notes payable to banks	3,795	864
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	14,347	11,461
Accrued expenses and other liabilities	21,064	23,919
TOTAL CURRENT LIABILITIES	70,403	62,833

Long-term debt, less current portion	32,681	34,598
Other noncurrent liabilities and deferred income taxes	14,480	23,817

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,012,109 and
5,038,207 issued and outstanding, at September 30, 2018 and December 31, 2017	12,643	12,593
Common shares issued to rabbi trust, 269,630 and 289,026 shares at
September 30, 2018 and December 31, 2017, respectively	(11,008)	(11,834)
Deferred Compensation Liability	11,008	11,834
Paid-in capital	33,284	29,734
Retained earnings	329,959	311,765
Treasury shares, at cost, 1,309,617 and 1,258,069 shares at
September 30, 2018 and December 31, 2017, respectively	(72,242)	(68,115)
Accumulated other comprehensive loss	(57,239)	(47,440)
TOTAL SHAREHOLDERS' EQUITY	246,405	238,537

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 363,969	$ 359,785

CONTACT: Michael A. Weisbarth , Preformed Line Products, (440) 473-9246